Exhibit 99.1

iBio Announces Appointment of Thomas F. Isett to Board of Directors

Accomplished Life Science Executive with Deep Bioprocess Experience

NEW YORK, April 1, 2019 (GLOBE NEWSWIRE) — iBio, Inc. (NYSE AMERICAN:IBIO), a biologics contract manufacturer and product developer with proprietary, “green” technologies for biopharmaceutical production, today announced the appointment of Thomas F. Isett to its Board of Directors, effective immediately.

Mr. Isett is an accomplished executive with decades of successful management and corporate development experience in the life sciences, with notable focus upon biologics contract development and manufacturing organizations (CDMOs). In 2015, he founded i.e. Advising, LLC, a management and strategy consulting firm, as well as Commence Bio, Inc., a private, early-stage developer of cellular immunotherapies. As Managing Director of i.e. Advising - and in his earlier corporate development roles – Mr. Isett has advised Fortune 500 companies, private equity firms, biotechs, and standards-setting organizations on key strategy, M&A, and intellectual property decisions in life sciences. Over the course of his career, he has been involved in dozens of transactions cumulatively valued at over $20 billion.

Prior to his founding of i.e. Advising, Mr. Isett held leadership roles for bioprocess product and service businesses over his 25 combined years with GE, Lonza, and BD. Mr. Isett was the founder of Becton Dickinson’s BD Advanced Bioprocessing business, which he led from inception to over $60 million in revenues by 2009; by 2018, revenues reached $100 million and the business was sold for $477 million. At Lonza, he contributed to the rapid growth of the cell & gene therapy CDMO unit as Head of Cell Processing Technologies. Notably, while with GE Life Sciences, he accelerated growth for the North American BioProcess business via the introduction of an integrated solutions strategy, along with new commercial and operating mechanisms to support execution.

“We are delighted to welcome Tom to our Board,” said Robert B. Kay, iBio’s Chairman and CEO. “Tom has a deep knowledge base and broad management experience across a variety of functional disciplines in biologics. His guidance and insight will be important as we seek to establish iBio as a global leader in the development and manufacture of biological medicines. Key to realizing this goal is the continued expansion of our CDMO technologies and capabilities. We are confident that Tom’s specific experience in this area will be a tremendous asset to iBio as we move forward.”

Mr. Isett commented, “I’m happy for the opportunity to join iBio’s Board during this exciting period in the Company’s history. iBio’s plant-based technology platform allows for rapid process development, dependable scale-up, and truly ‘green’, sustainable bioprocessing when compared to traditional approaches. With these advantages and the Company’s impressive, large-scale manufacturing capabilities, I believe iBio is exceptionally well positioned to meet the industry’s demands for faster, lower-cost, and more environmentally friendly production of biological medicines. I look forward to contributing to the work of the Board and iBio’s pioneering management team.”

About iBio, Inc.

iBio, a leader in developing plant-based biopharmaceuticals, provides a range of product and process development, analytical, and manufacturing services at the large-scale development and manufacturing facility of its subsidiary iBio CDMO, LLC in Bryan, Texas. The facility houses laboratory and pilot-scale operations, as well as large-scale automated hydroponic systems capable of growing over four million plants as "in process inventory" and delivering over 300 kilograms of therapeutic protein pharmaceutical active ingredient per year. For more information please visit www.ibioinc.com.

FORWARD-LOOKING STATEMENTS

STATEMENTS INCLUDED IN THIS NEWS RELEASE RELATED TO IBIO, INC. MAY CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES SUCH AS COMPETITIVE FACTORS, TECHNOLOGICAL DEVELOPMENT, MARKET DEMAND, AND THE COMPANY'S ABILITY TO OBTAIN NEW CONTRACTS AND ACCURATELY ESTIMATE NET REVENUES DUE TO VARIABILITY IN SIZE, SCOPE, AND DURATION OF PROJECTS. FURTHER INFORMATION ON POTENTIAL RISK FACTORS THAT COULD AFFECT THE COMPANY'S FINANCIAL RESULTS CAN BE FOUND IN THE COMPANY'S REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

Contact:

Stephen Kilmer

Investor Relations

(646) 274-3580

skilmer@ibioinc.com